UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2006
The St. Paul Travelers Companies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-10898 (Commission File Number)	41-0518860 (IRS Employer Identification Number)

385 Washington Street Saint Paul, Minnesota (Address of principal executive offices)	55102 (Zip Code)
(651) 310-7911
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     The St. Paul Travelers Companies, Inc. disclosed the following information in connection with an offering of securities.
     Recent Developments
     On June 14, 2006, Standard & Poor’s Ratings Services announced that it raised its counterparty credit rating on St. Paul Travelers to “A-” from “BBB+”. Standard & Poor’s also said that it raised its counterparty credit and financial strength ratings on the operating company members of the St. Paul Travelers Insurance Group to “AA-” from “A+”. The outlook on all of these companies is stable.
     Ratings are not recommendations to purchase, hold or sell the senior notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the rating agencies by us and obtained from other sources. The ratings may be changed, suspended or withdrawn at any time at the sole discretion of the rating agencies.
     We are in the process of renegotiating our catastrophe reinsurance coverage for the coming twelve-month period. As a result of changes in the market for reinsurance, we expect that our exposure to significant catastrophes in terms of retention levels and co-participation will be higher than under our current program, which expires on June 30, 2006.
     We previously announced that as part of ongoing, industry-wide investigations, we and certain of our affiliates have received subpoenas and written requests for information from government agencies and authorities, including with respect to our relationship with brokers and agents. We are cooperating with these subpoenas and requests for information. Recently, certain other industry participants have announced settlement agreements with a number of attorneys general (including the New York State Attorney General) related to their relationships with brokers and agents. We are not able to predict whether or on what terms we might settle any similar claims that might be made against us. To date, we have found only a few instances of conduct that were inconsistent with our employee code of conduct.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2006	THE ST. PAUL TRAVELERS COMPANIES, INC.
	By:	/s/ Bruce A. Backberg
		Name:	Bruce A. Backberg
		Title:	Senior Vice President